CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (File No. 333-35955) of Keystone Consolidated Industries, Inc. of our report dated March 9, 2000 relating to the financial statements and financial statement schedule, which appears in Keystone Consolidated Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

Dallas, Texas
March 29, 2000